FORM 10f-3

                                 THE BLACKROCK FUNDS

                             Record of Securities Purchased
                         Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio: BlackRock Bond Allocation Target
Shares: Series C Portfolio (BATSC), BlackRock Intermediate Bond
Portfolio II (BR-INT)

2.	Issuer:   Target Corporation 5.125% due 2013- Cusip 87612EAT3

3.	Date of Purchase: 01/14/2008

4.	Underwriter from whom purchased:  Banc of America Securities LLC

5. Name of Affiliated Underwriter (as defined in the Trust's procedures)managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith Incorporated

a.	List Members of Underwriting Syndicate: Banc of America Securities
LLC, Citigroup Global Markets Inc., Lehman Brothers Inc., Goldman,
Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, BNP Paribas Securities Corp.,
HSBC Securities (USA) Inc., Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., Piper Jaffray & Co., Wachovia Capital Markets LLC, Wells Fargo Securities, LLC

6.	Aggregate principal amount purchased (out of total offering)
(if an equity offering, list aggregate number of shares purchased out of total number of shares offered)): (BATSC) $5,000,000 out of $500,000,000; (BR-INT) $5,000,000 out of
$500,000,000

7.	Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $50,000,000 out of $500,000,000

8.	Purchase price (net of fees and expenses):  $99.674

9.	Date offering commenced (if different from Date of Purchase):

10.	Offering price at end of first day on which any sales were made: $99.674

11.	Have the following conditions been satisfied:		Yes  or  No

a.	The securities are part of an issue registered under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal
	Securities, or are securities sold in an	 Eligible Foreign
      Offering or are securities sold in an Eligible Rule 144A
	Offering or part of an issue of government securities.  YES

b. The securities were purchased prior to the end of the first day on
     which   any sales were made, at a price that was not more
	  than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the
	  securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted
	  to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the
	  fourth day preceding the day on which the rights offering terminated. YES

c.      The underwriting was a firm commitment underwriting.  YES

d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period. YES

e.	In respect of any securities other than Eligible Municipal
      Securities, the issuer of such securities has been in continuous operation for not less than three years(including the operations of predecessors). YES


f.	Has the affiliated underwriter confirmed that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? YES



Received from: _ Justin Lott           Date:       ___2/05/08______